Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation

Reports Fourth Quarter and Year 2010 Results

OAK BROOK, IL (February 10, 2011) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and twelve months ended December 31, 2010.

Key Points

•

Funds from Operations (FFO) per common share, adjusted for non-cash impairment charges and gains on extinguishment of debt in each period, was $0.21 for the quarter ended December 31, 2010, compared to $0.24 per share for the prior year quarter.

•

FFO per common share was $0.21 for the fourth quarter of 2010, compared to $0.23 per share for the fourth quarter of 2009.

•

Leased occupancy for the total portfolio was 93.3 percent at December 31, 2010, representing increases of 170 basis points over fourth quarter 2009 and 60 basis points over prior quarter.

•

Company record set in 2010 for total portfolio square feet leased in a single year, with 372 leases executed for rental of more than 2.1 million square feet, an increase of 40.4 percent in square feet leased over 2009.  For the quarter, 110 leases were executed for rental of 712,447 square feet in total portfolio, an increase of more than 175 percent in square feet leased over fourth quarter 2009.

•

In 2010 Company addressed over $530 million of debt maturities while extending and rebalancing overall debt maturity profile.

•

Company continued to effectively execute joint venture growth strategies: IRC-PGGM venture acquired a grocer-anchored center in Minnesota during fourth quarter and a Chicago power center after quarter close, aggregating 158,010 square feet of retail space with combined acquisition value of $35.7 million; IRC venture with Inland Private Capital Corp. (IPCC) completed sales of all remaining interests in Bank of America and Farnam Tech Center properties by year end.

Financial Results for the Quarter

For the quarter ended December 31, 2010, Funds from Operations (FFO) was $18.5 million, compared to $19.6 million for the fourth quarter of 2009.  FFO adjusted for non-cash impairment charges and gains on extinguishment of debt, was $18.7 million compared to $20.5 million for the prior year quarter.  On a per share basis, FFO was $0.21 (basic and diluted) for the quarter, compared to FFO of $0.23 and FFO adjusted for non-cash impairment charges and gains on extinguishment of debt of $0.24 for the fourth quarter of 2009.  No adjustments to FFO per share for non-cash impairment charges or gains on extinguishment of debt were recorded in the fourth quarter of 2010.

The decrease in FFO for the quarter was primarily due to increased interest expense, decreased lease termination income and no gains on extinguishment of debt versus a gain of $1.0 million in the fourth quarter of 2009.  The decrease was partially offset by higher rental income and tenant recoveries primarily related to acquisitions completed during the second half of 2010.

Net income available to common stockholders for the fourth quarter of 2010 was $4.0 million, compared to $5.8 million for the fourth quarter of 2009.  On a per share basis, net income available to common stockholders was $0.05 (basic and diluted) for the quarter, compared to net income of $0.07 for the prior year quarter.  Net income was impacted by the same items that impacted FFO.  In addition, net income decreased due to higher depreciation and amortization expense recorded in the quarter.

Reconciliations of FFO and adjusted FFO to net income (loss) available to common stockholders, as well as FFO per share and FFO, adjusted per share to net income (loss) available to common stockholders per share, are provided at the end of this press release.

The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

Financial Results for Twelve Months Ended December 31, 2010

For the year ended December 31, 2010, FFO was $51.6 million, compared to $68.2 million for the full year 2009.  On a per share basis, FFO for the full year 2010 was $0.60 (basic and diluted), compared to $0.87 for the year ended December 31, 2009.

For the year ended December 31, 2010, the Company recorded aggregate non-cash impairment charges, net of taxes, of $20.8 million related to unconsolidated development joint venture projects to reflect the investments at fair value.  By comparison, for the same twelve-month period of 2009, the Company recorded aggregate non-cash impairment charges, net of taxes, of $20.5 million, which were partially offset by  gains on extinguishment of debt of $8.0 million related to the repurchase of its convertible senior notes at a discount to face value and discounts received for early payoff of certain mortgages payable.

FFO, adjusted for non-cash impairment charges, net of taxes, and gains on extinguishment of debt, was $72.4 million for the year ended December 31, 2010, compared to $80.7 million for the full year 2009.  On a per share basis, FFO adjusted for those items was $0.84 per share (basic and diluted), compared to $1.03 per share for 2009.  The decrease in adjusted FFO was due primarily to a decrease in same store NOI, including lease termination income, as well as an increase in interest expense, partially offset by an increase in gains on sales of investment securities and interests in properties owned through our joint venture with Inland Private Capital Corp. (IPCC), formerly Inland Real Estate Exchange Corporation.  Additionally, the decrease in per share amounts was due to an increase in weighted average shares outstanding related to the Company’s 2009 equity offering and our ongoing at-the-market equity issuances (ATM issuances).

Net loss available to common stockholders for the twelve months ended December 31, 2010 was $0.3 million, or $0.00 per share, compared to net income of $8.2 million, or $0.10 per share (basic and diluted), for the full year 2009.  Net income was impacted by the same items that impacted adjusted FFO.  In addition, 2010 net income decreased relative to 2009 due to the aforementioned increase in non-cash impairment charges as well as the lack of any offsetting gains on extinguishment of debt recorded for the year ended 2010.

“In 2010 we worked to put in place a stronger operating platform,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer.  “We executed a capital plan that measurably strengthened our financial position.  This included addressing over $530 million in debt, sourcing a variety of opportunity capital and favorably rebalancing our overall debt maturity profile.  We also made substantial progress in restoring portfolio occupancy and performance.  Strong quarter-to-quarter leasing momentum resulted in a record 2.1 million square feet of retail space leased for the year.  This provides a solid base for income growth while enhancing the quality of our tenant base and the value of our portfolio.  In 2010, through capital efficient joint ventures with PGGM and Inland Private Capital Corp. we also increased assets under management and generated fee income of $2.3 million to the Company.”

Zalatoris continued, “These efforts were strategic and effective in establishing a stronger platform and should provide meaningful benefits for investors over time.  Looking ahead, within a retail environment that continues to evolve we believe we are in good position to capitalize on opportunities for growth.”

Portfolio Performance
The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and twelve-month periods during each year.  A total of 115 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  A reconciliation of same store net operating income to net income (loss) available to common stockholders is provided in the Company’s supplemental information.

Within the consolidated portfolio same store net operating income (NOI), a supplemental non-GAAP measure used to monitor the performance of the Company’s investment properties, was $25.1 million for the quarter, a decrease of 0.5 percent compared to $25.2 million in the fourth quarter of 2009.  Same store NOI decreased from the prior year quarter as a result of lower rental income and lease termination income, partially offset by increased tenant recovery income.  Tenant recovery income for the quarter increased primarily as a result of lower than expected Cook County, Illinois property taxes which on vacant space cannot be credited back to a tenant, as well as higher property operating expenses and an increase in average same store financial occupancy for the period.  For the year ended December 31, 2010, same store NOI was $98.1 million, a decrease of 7.6 percent compared to $106.1 million for the prior year.  Same store NOI for the year decreased primarily due to a decrease in lease termination income and lower average same store financial occupancy for the twelve-month period.

As of December 31, 2010, same store financial occupancy for the consolidated portfolio, excluding seasonal leases, was 91.3 percent, compared to 89.6 percent as of September 30, 2010, and 90.0 percent as of December 31, 2009.

Leasing
For the quarter ended December 31, 2010, the Company executed 110 leases within the total portfolio aggregating 712,447 square feet of gross leasable area (GLA), an increase in square feet leased of 175 percent over the prior year quarter.  This included 52 renewal leases comprising 296,259 square feet of GLA with an average rental rate of $13.70 per square foot and representing an increase of 5.0 percent over the average expiring rent.  Twenty-eight new leases and 30 non-comparable leases aggregating 416,188 square feet of GLA were signed during the quarter.  New leases executed during the quarter had an average rental rate of $12.13 per square foot, essentially level with the expiring rent; the non-comparable leases were signed with an average rental rate of $11.25 per square foot.  Non-comparable leases represent leases signed for expansion square footage, or for space in which there was no former tenant in place for one year or more.  On a blended basis the 80 new and renewal leases signed during the quarter had an average rental rate of $13.01 per square foot, representing an increase of 2.8 percent over the average expiring rent.

For the year ended December 31, 2010, a new Company record was established for square feet leased within the total portfolio in a single year.  The Company signed a total of 372 leases comprising 2,122,960 square feet of GLA, an increase in square feet leased of more than 40 percent over the prior year.  This included 224 renewal leases aggregating 1,096,557 square feet of GLA with an average rental rate of $14.26, an increase of 4.3 percent over expiring rent.  Seventy-one new leases and 77 non-comparable leases aggregating 1,026,403 square feet of GLA were executed during 2010.  New leases signed during the year had an average rental rate of $12.37 per square foot, representing a decrease of 3.8 percent from the prior year, and the non-comparable leases were signed with an average rental rate of $10.72 per square foot.  On a blended basis, the 295 new and renewal leases executed during the year had an average rental rate of $13.68 per square foot, an increase of 1.9 percent over the average expiring rent.

Leased occupancy for the total portfolio was 93.3 percent as of December 31, 2010, compared to 92.7 percent as of September 30, 2010, and 91.6 percent as of December 31, 2009.  Financial occupancy for the total portfolio was 91.3 percent as of December 31, 2010, compared to 89.7 percent as of September 30, 2010, and 90.6 percent as of December 31, 2009.  Total portfolio occupancy rates are based on the Company’s pro-rata ownership of joint venture properties and exclude seasonal leases.

EBITDA, Balance Sheet, Liquidity and Market Value
Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for non-cash impairments and gains on extinguishment of debt in each period, was $31.3 million for the quarter, compared to $31.8 million for the fourth quarter of 2009.  For the year ended December 31, 2010, adjusted EBITDA was $119.9 million, compared to $127.6 million for the full year 2009.  A definition and reconciliation of EBITDA and adjusted EBITDA to income (loss) from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense, adjusted, was 2.4 times for the quarter ended December 31, 2010, compared to 2.2 times for the prior quarter and 2.9 times for the fourth quarter of 2009.  The Company has provided EBITDA and related non-GAAP coverage ratios because it believes EBITDA and the related ratios  provide useful supplemental measures in evaluating the Company’s operating performance in that they exclude expenses that may not be indicative of operating performance.

As previously reported, during the quarter the Company paid off two mortgage loans totaling $9.2 million and closed a $63.6 million loan which refinanced its last remaining 2010 secured debt maturity and placed new financing on three other properties.  In addition, during the quarter the Company paid off four property loans totaling $30.7 million due to mature in January 2011, closed a $10.3 million loan which financed its acquisition of a grocer-anchored center in Wisconsin, and closed a $60.0 million loan on previously unencumbered properties.

As of December 31, 2010, the Company had an equity market capitalization of $773.0 million and total debt outstanding of $956.9 million (including the pro-rata share of debt in unconsolidated joint ventures and full face value of convertible notes) for a total market capitalization of approximately $1.7 billion and a debt-to-total market capitalization of 55.3 percent.  Including the convertible notes, 70.1 percent of consolidated debt bears interest at fixed rates.  As of December 31, 2010, the weighted average interest rate on this debt was 5.2 percent.  The Company had $45.0 million outstanding on its unsecured line of credit facility at the end of the quarter.

The Company sold approximately $11.3 million of its common stock through its ATM equity issuance program during the quarter.  Proceeds from ATM issuances were used for growth opportunities, including acquisitions for the Company’s joint venture with IPCC.

Acquisitions

In November 2010, the Company acquired for its consolidated portfolio a 103,611-square-foot retail property in the Milwaukee, Wisconsin suburb of Menomonee Falls for $20.7 million, excluding closing costs and adjustments.  The retail center is 100 percent leased to Roundy’s Supermarkets Inc.’s Super Pick ‘n Save.  The Company financed the acquisition with the above referenced $10.3 million loan which has a ten-year term, a fixed rate of 4.85 percent and is interest only for the first four years.  The Company funded the equity portion of the acquisition with reinvested proceeds from the sale of certain investment properties during the year.

Dispositions

During the quarter the Company sold for $2.5 million Homewood Plaza in Homewood, Illinois.

Joint Venture Activity

In the fourth quarter the Company's joint venture with IPCC completed sales of all remaining interests in the Bank of America properties and the Farnam Tech Center.  The Company recouped its entire equity investment in those properties and earned a double-digit internal rate of return (IRR) on the investments.  Properties currently owned through the IRC-IPCC venture include five properties, aggregating 146,022 square feet.

With regard to the Company’s asset-based joint venture with PGGM, during the quarter the venture purchased Diffley Marketplace, a 62,656-square-foot community retail center in the Minneapolis-St. Paul metro area for $11.9 million, excluding closing costs and adjustments.  The center is anchored by Cub Foods, a Midwest market-leading grocer owned by Supervalu, Inc.  Simultaneous with the closing, the joint venture placed a 3.94 percent fixed-rate loan in the amount of $5.8 million on the property.  The Company funded its equity contribution with proceeds received from its initial property contributions to the PGGM joint venture.

Subsequent to the close of the quarter, the IRC-PGGM venture acquired Joffco Square, a 95,354-square-foot, multi-level urban shopping center located in Chicago and anchored by Best Buy and Bed Bath & Beyond.  The venture purchased the three-year-old center from an entity owned by the developer for $23.8 million, excluding closing costs and adjustments.  The IRC-PGGM venture anticipates placing property-level financing on the asset in the near future at leverage levels consistent with its existing business plan.

Dividends

In November and December 2010 and January 2011 the Company paid monthly cash dividends to stockholders of $0.0475 per common share.  The Company also declared a cash distribution of $0.0475 per common share, payable on February 17, 2011 to common shareholders of record at the close of business on January 31, 2011.  The Company expects to continue to pay monthly cash dividends at the existing rate throughout 2011.

Guidance:

For fiscal year 2011, the Company expects FFO per common share (basic and diluted) to be in the range of $0.78 to $0.84.  The Company anticipates consolidated same store net operating income will remain flat to an increase of 3% and average total portfolio financial occupancy to be between 90% and 92% for the year.

Conference Call/Webcast
Management will host a conference call to discuss the Company’s financial and operational results on Thursday, February 10, 2011 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer, Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-877-317-6789 (toll free) for callers within the United States, 1-866-605-3852 (toll free) for callers dialing from Canada, or 1-412-317-6789 for other international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on February 25, 2011.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay pass code 447433#.  An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 142 open-air neighborhood, community, power, and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three months and year ended December 31, 2010, is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented by our Form 10-Q filings.   These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
December 31, 2010 and  2009
(In thousands except per share data)

	December 31, 2010 (unaudited)	December 31, 2009
Assets:

Investment properties:
Land	$345,637	333,433
Construction in progress	142	322
Building and improvements	999,723	921,461

	1,345,502	1,255,216
Less accumulated depreciation	326,546	308,785

Net investment properties	1,018,956	946,431

Cash and cash equivalents	13,566	6,719
Investment in securities	10,053	11,045
Accounts receivable, net	37,755	42,545
Investment in and advances to unconsolidated joint ventures	103,616	125,189
Acquired lease intangibles, net	38,721	14,438
Deferred costs, net	17,041	8,147
Other assets	15,133	10,914

Total assets	$1,254,841	1,165,428

Liabilities:

Accounts payable and accrued expenses	$34,768	29,461
Acquired below market lease intangibles, net	10,492	2,319
Distributions payable	4,139	4,017
Mortgages payable	483,186	384,468
Unsecured credit facilities	195,000	185,000
Convertible notes	110,365	123,789
Other liabilities	18,898	11,183

Total liabilities	856,848	740,237

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at December 31, 2010 and 2009, respectively	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 87,838 and 84,560 Shares issued and outstanding at December 31, 2010 and 2009, respectively	878	846
Additional paid-in capital (net of offering costs of $65,322 and $64,472 at December 31, 2010 and 2009, respectively)	775,348	749,156
Accumulated distributions in excess of net income	(379,485)	(330,214)
Accumulated other comprehensive income	1,148	3,710

Total stockholders' equity	397,889	423,498

Noncontrolling interest	104	1,693

Total equity	397,993	425,191

Total liabilities and stockholders' equity	$1,254,841	1,165,428

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations

For the three and twelve months ended December 31, 2010 and 2009 (unaudited)

 (In thousands except per share data)

	Three months ended December 31, 2010	Three months ended December 31, 2009	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009
Revenues:
Rental income	$30,680	28,587	117,818	117,624
Tenant recoveries	11,866	10,042	43,596	42,623
Other property income	509	1,318	2,037	4,448
Fee income from unconsolidated joint ventures	1,156	816	3,578	3,330
Total revenues	44,211	40,763	167,029	168,025

Expenses:
Property operating expenses	9,497	7,848	31,586	29,443
Real estate tax expense	7,541	7,492	33,104	31,140
Depreciation and amortization	11,939	9,944	44,549	45,431
Provision for asset impairment	200	778	18,190	4,696
General and administrative expenses	3,251	2,950	13,735	12,639
Total expenses	32,428	29,012	141,164	123,349

Operating income	11,783	11,751	25,865	44,676

Other income	365	1,219	4,563	2,813
Gain on sale of investment properties	-	-	-	341
Gain (loss) from change in control of investment properties	(104)	-	5,018	-
Gain on sale of joint venture interest	1,694	993	4,555	2,766
Gain on extinguishment of debt	-	1,048	-	7,980
Impairment of investment securities	-	-	-	(2,660)
Interest expense	(10,782)	(7,944)	(36,317)	(34,207)
Income before income tax benefit (expense) of taxable REIT subsidiary, equity in loss of unconsolidated joint ventures, discontinued operations and income attributable to noncontrolling interest	2,956	7,067	3,684	21,709

Income tax benefit (expense) of taxable REIT subsidiary	216	(381)	(719)	513
Equity in loss of unconsolidated joint ventures	(173)	(934)	(4,365)	(16,494)
Income (loss) from continuing operations	2,999	5,752	(1,400)	5,728
Income from discontinued operations	1,093	199	1,443	2,901
Net income	4,092	5,951	43	8,629

Less: Net income attributable to the noncontrolling interest	(74)	(121)	(306)	(417)
Net income (loss) available to common stockholders	4,018	5,830	(263)	8,212

Other comprehensive income (expense):
Unrealized gain (loss) on investment securities	211	(263)	1,549	3,068
Reversal of unrealized (gain) loss to realized (gain) loss on investment securities	(104)	-	(2,080)	2,660
Unrealized gain (loss) on derivative instruments	(2,092)	(93)	(2,031)	217

Comprehensive income (loss)	$2,033	5,474	(2,825)	14,157

Basic and diluted earnings available to common shares per weighted average common share:

Income (loss) from continuing operations	$0.04	0.07	(0.02)	0.07
Income from discontinued operation	0.01	-	0.02	0.04
Net income attributable to the noncontrolling interest	-	-	-	(0.01)
Net income available to common stockholders per weighted average common share – basic and diluted	$0.05	0.07	-	0.10

Weighted average number of common shares outstanding – basic	87,251	84,400	85,951	78,441
Weighted average number of common shares outstanding – diluted	87,340	84,481	86,036	78,504

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and adjusted FFO for the periods presented, reconciled to net income (loss) available to common stockholders for these periods.  The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

	Three months ended December 31, 2010	Three months ended December 31, 2009	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009

Net income (loss) available to common stockholders	$4,018	5,830	(263)	8,212
Gain on sale of investment properties	(1,108)	-	(1,490)	(2,350)
(Gain) loss from change in control of investment properties	104	-	(5,018)	-
Equity in depreciation and amortization of unconsolidated joint ventures	3,474	3,752	13,642	16,210
Amortization on in-place lease intangibles	1,355	569	4,478	2,798
Amortization on leasing commissions	313	195	1,120	1,306
Depreciation, net of noncontrolling interest	10,300	9,277	39,123	41,996

Funds From Operations	18,456	19,623	51,592	68,172

Gain on extinguishment of debt	-	(1,049)	-	(7,980)
Impairment loss, net of taxes:
Provision for asset impairment	200	778	18,190	4,696
Impairment of investment securities	-	-	-	2,660
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	1,117	2,498	14,753
Provision for income taxes:
Tax expense related to current impairment charges, net of valuation allowance	-	-	147	(1,638)

Funds From Operations, adjusted	$18,656	20,469	72,427	80,663

Net income available to common stockholders per weighted average common share – basic and diluted	$0.05	0.07	-	0.10

Funds From Operations, per weighted average common share – basic and diluted	$0.21	0.23	0.60	0.87

Funds From Operations, adjusted, per weighted average common share – basic and diluted	$0.21	0.24	0.84	1.03

Weighted average number of common shares outstanding, basic	87,251	84,400	85,951	78,441

Weighted average number of common shares outstanding, diluted	87,340	84,481	86,036	78,504

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended December 31, 2010	Three months ended December 31, 2009	Twelve months ended December 31, 2010	Twelve months ended December 31, 2009

Income (loss) from continuing operations	$2,999	5,752	(1,400)	5,728
Gain on sale of property	-	-	(46)	(1,188)
Gain (loss) from change in control of investment properties	104	-	(5,018)	-
Net income attributable to noncontrolling interest	(74)	(121)	(306)	(417)
Income tax (benefit) expense of taxable REIT subsidiary	(216)	381	719	(513)
Income (loss) from discontinued operations, excluding gains	(15)	199	(46)	892
Interest expense	10,782	7,944	36,317	34,207
Interest expense associated with discontinued operations	-	154	551	616
Interest expense associated with unconsolidated joint ventures	2,072	2,801	9,774	11,477
Depreciation and amortization	11,939	9,944	44,549	45,431
Depreciation and amortization associated with discontinued operations	4	187	472	1,027
Depreciation and amortization associated with unconsolidated joint ventures	3,474	3,752	13,642	16,210

EBITDA	31,069	30,993	99,208	113,470

Gain on extinguishment of debt	-	(1,048)	-	(7,980)
Impairment of investment securities	-	-	-	2,660
Provision for asset impairment	200	778	18,190	4,696
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	-	1,117	2,498	14,753

EBITDA, adjusted	$31,269	31,840	119,896	127,599

Total Interest Expense	$12,854	10,899	46,642	46,300

EBITDA: Interest Expense Coverage Ratio	2.4 x	2.8 x	2.1 x	2.5 x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.4 x	2.9 x	2.6 x	2.8 x